Exhibit 99.1

News Release

Wabtec Reports Record Quarterly Sales and Earnings; 2Q EPS of 77 Cents, Up 15 Percent; Increases Full-Year EPS Guidance

WILMERDING, PA, July 25, 2013 – Wabtec Corporation (NYSE: WAB) today reported record results for the 2013 second quarter, including the following:

•	Second quarter sales were a record $638 million, 5 percent higher than the year-ago quarter, due to strong growth in the Transit Group.

•	Income from operations was a record $113 million, or 17.6 percent of sales, compared to 16.5 percent in the year-ago quarter.

•	Earnings per diluted share were a record 77 cents, which was 15 percent higher than the year-ago quarter.

•	At June 30, 2013, the company had cash of $215 million and debt of $397 million.

•	During the quarter, Standard & Poor’s and Moody’s raised their credit ratings on Wabtec to “BBB-” and “Baa3”, respectively, both of which constitute investment grade status.

Based on Wabtec’s second quarter results and outlook for the rest of the year, the company increased its 2013 guidance for earnings per diluted share to $2.98-$3.03, with revenues expected to be up about 8 percent for the year.

Albert J. Neupaver, Wabtec’s chairman and chief executive officer, said: “Through solid execution of our growth strategies and internal initiatives, we continue to outperform the global economy, which is still experiencing a slow recovery. In this environment, we will maintain our focus on these efforts, and expect to continue to benefit from our diverse business model and global investment in our key markets. As always, the Wabtec Performance System will provide the framework for driving our growth strategies and our programs to increase productivity and reduce costs.”

Wabtec Corporation (www.wabtec.com) is a global provider of value-added, technology-based products and services for rail and other industrial markets.

This release contains forward-looking statements, such as statements regarding the company’s expectations about future earnings. Actual results could differ materially from the results suggested in any forward-looking statement. Factors that could cause or contribute to these material differences include, but are not limited to, an economic slowdown in the markets we serve; a decrease in freight or passenger rail traffic; an increase in manufacturing costs; and other factors contained in the company’s filings with the Securities and Exchange Commission. The company assumes no obligation to update these statements or advise of changes in the assumptions on which they are based.

The company will conduct a conference call with analysts and investors at 10 a.m., eastern time, today. To listen to the call via webcast, please go to www.wabtec.com and click on the “Webcasts” tab in the “Investor Relations” section.

Tim Wesley	Phone: 412.825.1543	Wabtec Corporation
	E-mail: twesley@wabtec.com	1001 Air Brake Avenue
	Website: www.wabtec.com	Wilmerding, PA 15148

WABTEC CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2013 AND 2012

(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

(UNAUDITED)

	Second Quarter 2013	Second Quarter 2012	For the Six Months 2013	For the Six Months 2012

Net sales	$638,002	$609,820	$1,253,512	$1,193,129
Cost of sales	(445,121)	(436,393)	(877,743)	(850,321)

Gross profit	192,881	173,427	375,769	342,808
Gross profit as a % of Net Sales	30.2%	28.4%	30.0%	28.7%

Selling, general and administrative expenses	(63,874)	(59,163)	(128,174)	(121,192)
Engineering expenses	(11,280)	(10,145)	(22,614)	(20,294)
Amortization expense	(5,173)	(3,254)	(8,760)	(6,347)

Total operating expenses	(80,327)	(72,562)	(159,548)	(147,833)
Operating expenses as a % of Net Sales	12.6%	11.9%	12.7%	12.4%

Income from operations	112,554	100,865	216,221	194,975
Income from operations as a % of Net Sales	17.6%	16.5%	17.2%	16.3%

Interest (expense) income, net	(3,271)	(3,509)	(6,885)	(7,233)
Other income (expense), net	406	223	(175)	109

Income from operations before income taxes	109,689	97,579	209,161	187,851

Income tax expense	(35,051)	(32,867)	(64,910)	(63,878)

Effective tax rate	32.0%	33.7%	31.0%	34.0%

Net income attributable to Wabtec shareholders	$74,638	$64,712	$144,251	$123,973

Earnings Per Common Share
Basic
Net income attributable to Wabtec shareholders	$0.78	$0.67	$1.51	$1.29

Diluted
Net income attributable to Wabtec shareholders	$0.77	$0.67	$1.49	$1.28

Weighted average shares outstanding
Basic	95,762	95,671	95,243	95,479

Diluted	97,102	96,844	96,606	96,666

Sales by Segment
Freight Group	$354,857	$407,706	$668,536	$804,994
Transit Group	283,145	202,114	$584,976	$388,135

Total	$638,002	$609,820	$1,253,512	$1,193,129